Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Atlas Acquisition Holdings Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned hereby execute this Agreement.

Dated:  March 3, 2010

KENNETH J. ABDALLA MALIBU PARTNERS, LLC MALIBU CAPITAL PARTNERS, LLC By: /s/ Kenneth J. Abdalla Kenneth J. Abdalla, for himself, and as Managing Member of Malibu Partners and Malibu Capital